Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of New York Community Bancorp, Inc. of our report dated March 1, 2022 relating to the financial statements of Flagstar Bancorp, Inc., which appears in New York Community Bancorp, Inc.’s Current Report on Form 8-K dated October 28, 2022.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

December 1, 2022